Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 18, 2005, accompanying the financial statements and schedule included in the Annual Report on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements (Form S-8 No. 333-31911, effective July 23, 1997; Form S-8 No. 333-67618, effective August 15, 2001; Form S-8 No. 333-67626, effective August 15, 2001; and Form S-8 to be filed on or around March 28, 2005 pertaining to the 2004 Stock Compensation Plan).

/s/ GRANT THORNTON LLP

Tampa, Florida

March 24, 2005